EXHIBIT NO. EX-99.h.2.i

                   FIRST AMENDMENT TO THE FUND ADMINISTRATION
                    AGREEMENT BETWEEN FIRSTAR TRUST COMPANY
                          AND THE ROCKLAND FUNDS TRUST

WHEREAS, the above parties have entered into an Agreement dated November 18, 1996 where Firstar Trust Company ("FTC") has agreed to provide fund administration services to The Rockland Growth Fund (the "Fund"); and

WHEREAS, the parties would like to further clarify the responsibilities of FTC and the Fund as it relates to the above referenced Agreement;

NOW THEREFORE, the Fund and FTC agree to amend section I.B.l.a.4 as follows:

....monitor code of ethics compliance for the disinterested trustees of the Fund and report the results of such monitoring to the Board of Directors on a quarterly basis. All other code of ethics monitoring will be performed by the Fund's investment advisor, Greenville Capital Management.

Dated this 7th day of May, 1997

THE ROCKLAND FUNDS TRUST            FIRSTAR TRUST COMPANY

By: /s/Charles S. Cruice            By: /s/Joseph C. Neuberger
    ----------------------------        --------------------------------
    Charles S. Cruice, President

Attest: /s/Jeffrey Rugen            Attest: /s/Gail M. Zess
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